Exhibit 5

TROUTMAN SANDERS LLP

ATTORNEYS AT LAW

A LIMITED LIABILITY PARTNERSHIP

BANK OF AMERICA PLAZA

600 PEACHTREE STREET, N.E.—SUITE 5200

ATLANTA, GEORGIA 30308-2216

www.troutmansanders.com

TELEPHONE: 404-885-3000

FACSIMILE: 404-885-3900

February 13, 2003

Certegy Inc.

11720 Amber Park Drive

Alpharetta, Georgia

Attention:	Walter Korchun
General Counsel

Ladies and Gentlemen:

We have served as counsel to Certegy Inc. (the “Company”) in connection with the filing by the Company of a registration statement on Form S-8 with the Securities and Exchange Commission (the “Commission”), relating to the registration pursuant to the provisions of the Securities Act of 1933, as amended (the “Act”), of $10,000,000 of Deferred Compensation Obligations of the Company arising under the Certegy Inc. Deferred Compensation Plan Effective January 1, 2003 (the “Plan”).

This opinion letter is limited by, and is in accordance with, the January 1, 1992 edition of the Interpretive Standards applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia (the “Interpretive Standards”) which Interpretive Standards (whether or not expressly set forth herein) are incorporated in this opinion letter by this reference.

As counsel for the Company, we have examined certain books and records of the Company and have made such other investigations as we have deemed necessary for purposes of this opinion. In such examinations we have assumed the genuineness of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all copies submitted to us, the authenticity of the originals of documents submitted to us as copies, and the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

As to questions of fact material to this opinion, we have relied solely upon certificates and statements of officers of the Company and certain public officials. We have assumed and

TROUTMAN SANDERS LLP ATTORNEYS AT LAW A LIMITED LIABILITY PARTNERSHIP

February 13, 2003

relied upon the accuracy and completeness of such certificates and statements, the factual matters set forth therein, and the genuineness of all signatures thereon, and nothing has come to our attention leading us to question the accuracy of the matters set forth therein. We have made no independent investigation with regard thereto and, accordingly, we do not express any view or belief as to matters that might have been discovered by independent verification.

Based upon and subject to the foregoing, we are of the opinion that the Deferred Compensation Obligations have been duly authorized and, when accrued in accordance with the terms of the Plan and any applicable “Plan Agreements” (as defined in the Plan), the Deferred Compensation Obligations will be legal, valid, and binding obligations of the Company, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights and remedies of creditors and the effect of general principles of equity.

We are members of the Bar of the State of Georgia. In expressing the opinions set forth above, we are not passing on the laws of any jurisdiction other than the law of the State of Georgia.

This opinion is limited to the matters expressly opined on herein, and no opinion may be implied or inferred beyond those expressly stated. This opinion is rendered as of the date hereof, and we make no undertaking and expressly disclaim any duty to supplement or update such opinion, if, after the date hereof, facts or circumstances come to our attention or changes in the law occur which could affect such opinion. This opinion is being furnished to you solely for your benefit in connection with the transactions contemplated by the Plan and, except as expressly set forth below, is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior express written consent and may not be relied upon by any other person without our express written consent.

We hereby consent to the filing of this opinion or copies thereof as an exhibit to the registration statement referred to above.

Very truly yours, /s/ Troutman Sanders LLP TROUTMAN SANDERS LLP